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ALR TECHNOLOGIES INC.
(Name of Registrant as Specified In Its Charter)

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ALR TECHNOLOGIES INC.
7400 Beaufont Springs Drive
Suite 300
Richmond, VA  23225
(804) 554-3500

INFORMATION STATEMENT

Introduction

This information statement is being mailed or otherwise furnished to stockholders of ALR TECHNOLOGIES INC., a Nevada corporation (the "Company" or "We") in connection with the prior receipt by the Board of Directors of approval by written consent of the holders of a majority of our common stock of proposals to:

1.	To elect Sidney Chan, William Smith, Dr. Alfonso Salas, Kenneth Robulak and Peter Stafford to our board of directors.

This information statement is being first sent to stockholders on or about October 14, 2014.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Vote Required

The proposed amendments require the approval of a majority of the outstanding shares of common stock. Each holder of common stock is entitled to one (1) vote for each share held for each director. The record date for the purpose of determining the number of shares outstanding, and for determining stockholders entitled to vote, is the close of business on October 14, 2014 (the "Record Date"). As of the record date, we had 242,777,909 shares of common stock issued and outstanding. Holders of the shares have no preemptive rights. All outstanding shares are fully paid and non-assessable. The transfer agent for the common stock is Pacific Stock Transfer Company, 4045 South Spencer Street, Suite 403, Las Vegas, Nevada 89119. The Transfer Agent's telephone number is (702) 361-3033.

On October 14, 2014, shareholders holding a majority of the outstanding shares of our common stock executed a written consent

1.	approving the election of Sidney Chan, William Smith, Dr. Alfonso Salas, Kenneth Robulak and Peter Stafford to our board of directors.

Meeting Not Required

Nevada Revised Statutes 78.320(2) provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by the stockholders holding at least a majority of the voting power.

Furnishing Information

This information statement is being furnished to all holders of our common stock. The Form 10-K for the year ending December 31, 2013 and all subsequent filings may be viewed on the Securities and Exchange Commission web site at www.sec.gov in the EDGAR Archives and are incorporated herein by reference. We are presently current in the filing of all reports required to be filed with the Securities and Exchange Commission.

Dissenters Rights of Appraisal

There are no dissenter's rights of appraisal applicable this action to amend the articles of incorporation and create a class of preferred stock.

Proposals by Security holders

No security holders entitled to vote has transmitted any proposals to be acted upon by you.

Vote Obtained

The following individuals own the number of shares and percentages set forth opposite their names:

Sidney Chan	14,845,000	6.11%
Christine Kan	103,153,482	42.49%
Richard Frank	5,000,000	2.06%
Total	122,998,482	50.66%

On October 14, 2014, the foregoing persons or entities executed a written consent approving the election of Sidney Chan, Peter Stafford, Dr. Alfonso Salas, Kenneth Robulak and William Smith to our board of directors.

PROPOSAL NO. 1
NOMINEES

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has audit, nominating and compensation committees.

The name, address, age and position(s) of our present officers and directors are set forth below:

Name and Address	Age	Position(s)

Sidney Chan	64	Director since August 1997.
7400 Beaufont Springs Dr., Suite 300 Richmond, VA 23225		Chairman of the Board of Directors, Secretary, Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer.

Bill Smith	55	Director since December 28, 2012.
7400 Beaufont Springs Dr., Suite 300 Richmond, VA 23225		President

Dr. Alfonso Salas	54	Director since August 21, 2012.
7400 Beaufont Springs Dr., Suite 300 Richmond, VA 23225

Kenneth Robulak	66	Director since August 21, 2012.
7400 Beaufont Springs Dr., Suite 300 Richmond, VA 23225

Peter Stafford	77	Director since August 1, 2014.
7400 Beaufont Springs Dr., Suite 300 Richmond, VA 23225

The foregoing persons are our directors, and where disclosed, officers.

Background of our directors and director nominees

Sidney Chan – Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Secretary, Treasurer and a member of the Board of Directors of the Company

Mr. Chan joined ALR Technologies Inc. in August 1997. He has been instrumental in the Company's financing, product development, corporate development. Mr. Chan has led the Company's product development of the Health-E-Connect. Mr. Chan possesses in-depth knowledge of the equity markets and investment industry, as well as a strong fundamental background in the responsibilities of corporate development and operations. Mr. Chan is an engineer and obtained his Bachelor of Engineering (Mining) degree with distinction in Mineral Economics from McGill University in 1973.

William Smith - A member of the Board of Directors of the Company

Mr. Smith is a healthcare and government relations professional with 25 years' experience with both private companies and departments of federal and state Government. From September 2010 to December 2012, Mr. Smith was the Managing Director of the Healthcare Division at NSI (National Strategies Institute), a Washington DC based Company providing consulting advice on government relations strategies, corporate affairs strategies, aligning business and government affairs goals, and management strategies to maximize government relations support for U.S. commercial businesses. From November 2009 to August 2010, Mr. Smith was a consultant and an advisor to the Charlie Baker Campaign for Governor for the state of Massachusetts. From January 2003 to October 2009, Mr. Smith was the Vice President, US Public Affairs and Policy, at Pfizer, Inc. in New York City where he developed US policy based commercial strategies with the Pfizer business unit leaders.  Mr. Smith holds a Bachelor of Arts in history from Georgetown University, a Master of Arts in political philosophy from Catholic University of America and is currently completing his Ph.D in Political Philosophy from Catholic University of America.

Dr. Alfonso Salas – Member of the Board of Directors of the Company

Dr. Salas graduated with distinction from Universidad Metroplitana of  Barranquilla, Colombia in 1983 with a Doctor of Medicine degree. He began practicing in Santa Marta, Columbia in rural medical facilities and the opened a private practice in 1984. He then worked as a physician with a number of shipping companies and became Medical Director in the office of the Ministry of Social Security and Labor of Columbia in 1991 doing medical assessments for work related accidents. In 1993 Dr. Salas was appointed Director of a Medical Service Plan of Columbia and with a support staff of more than thirty people, maintained a caseload, provided assessment procedures and referral services to hospitals, clinics, and specialists and organized and monitored clinical trials and clinical research in the pharmaceutical and medical field. Since 1995 Dr. Salas has operated his own business in Vancouver, British Columbia, providing medical based consulting services for corporations with a focus on budgeting, research and medical services.

Kenneth Robulak – Member of the Board of Directors of the Company

From December 14, 1999 to January 31, 2001 and since August 21, 2012, Mr. Robulak was a member of our board of directors and from April 4, 2000 to January 31, 2001 Mr. Robulak was our chief financial officer, secretary, treasurer and vice president.  Mr. Robulak resigned as an officer and director on January 31, 2001. At the time of his resignation, Mr. Robulak did not have any disagreements with us relating to our operations, policies, or practices.  Since July 2007, Mr. Robulak has worked as a marketing consultant to Tecno Metal Products, LLC, a technology based manufacturing Company with operations in Dallas, Texas and Guadalajara, Mexico. Mr. Robulak earned a Bachelor of Commerce degree in finance and marketing and is a Fellow of the Institute of Canadian Bankers

Peter Stafford – Member of the Board of Directors of the Company

Mr. Stafford is a retired lawyer and business consultant, having practised with Fasken Martineau DuMoulin LLP, a major Canadian based international law firm, and its predecessor firms, from 1966 to 2013, except for several years spent as in-house counsel for clients of the firm. From 1989 until his retirement from full-time practice in 2006, Mr. Stafford served as senior partner in Faskin Martineu DuMoulin LLP, including leading the start of its Johannesburg, South Africa office in 2003. Since August 2013, Mr. Stafford has served as director, secretary and audit committee chair of Russell Breweries Inc. (TSX-V: RB). He was a director and subsequently secretary of WEX Pharmaceuticals Inc. (TSX listed) from September 2001 to its amalgamation in May 2011, a director and board chair of BC Bancorp (TSX listed) from October 1986 until its merger with Canadian Western Bank in November 1996, a director of Nissho Iwai (Canada) Ltd. a subsidiary of Nissho Iwai Corp. (now Sojitz Corp.) from June 1997 until October 2003 and a director of China One Corporation (TSX-V listed) from March 2007 until it was acquired in December 2008. Mr Stafford also served as Director of two private companies, Pikes Peak Resources Inc. from 2007 to 2012 and Paraguay Minerals Inc., from 2007 to date. Mr. Stafford obtained his Bachelor of Arts from the University of Cape Town in 1957 and obtained an LL. B from the University of South Africa in 1960.

Involvement in Certain Legal Proceedings

During the past ten years, Mssrs. Chan, Smith, Robulak, Stafford and Dr. Salas have not been the subject of the following events:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

	ii)	Engaging in any type of business practice; or
	iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

	i)	Any Federal or State securities or commodities law or regulation; or
ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

	iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee and Charter

We have a separately-designated audit committee of the board. The Audit committee is composed of three members of our board of directors: Mr. Sidney Chan, Mr. Kenneth Robulak and Dr. Alfonso Salas. Mr. Robulak & Dr. Salas are deemed independent. Mr. Chan holds office as Chief Executive Officer of the Company. Our audit committee is responsible for: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (3) establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters; (4) engaging outside advisors; and, (5) funding for the outside auditory and any outside advisors engagement by the audit committee. A copy of our audit committee charter is filed as Exhibit 99.19 with our 2013 Form 10-K on March 31, 2014.

Audit Committee Financial Expert

None of our directors or officers have the qualifications or experience to be considered a financial expert. We believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of our limited operations, we believe the services of a financial expert are not warranted.

Code of Ethics

We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code. A copy of the code of ethics is filed as Exhibit 14.1 with our 2003 Form 10-K on April 14, 2004.

Disclosure Committee and Committee Charter

We have a disclosure committee and disclosure committee charter. Our disclosure committee is comprised of all of our officers and directors. The purpose of the committee is to provide assistance to the Chief Executive Officer and the Chief Financial Officer in fulfilling their responsibilities regarding the identification and disclosure of material information about us, and the accuracy, completeness and timeliness of our financial reports. A copy of the disclosure committee charter is filed as Exhibit 99.2 with our 2003 Form 10-K on April 14, 2004.

Compensation Committee and Charter

We have a separately-designated compensation committee of the board. The compensation committee is composed of three members of our board of directors: Mr. Sidney Chan, Mr. Kenneth Robulak and Dr. Alfonso Salas. Mr. Robulak & Dr. Salas are deemed independent. Mr. Chan holds office as Chief Executive Officer of the Company. Our compensation committee is responsible for making recommendations on appropriate compensation packages for directors, executives and employees that will be competitive directly with compensation packages offered by medical technology or pre-commercialization companies and also industries that source executives and employees directly from the same talent pool. A copy of our compensation committee charter is filed as Exhibit 99.7 with our 2014 Form 10-Q on August 14, 2013.

Nomination Committee and Charter

We have a separately-designated nomination committee of the board. The nomination committee is composed of three members of our board of directors: Mr. Sidney Chan, Mr. Kenneth Robulak and Dr. Alfonso Salas. Mr. Robulak & Dr. Salas are deemed independent. Mr. Chan holds office as Chief Executive Officer of the Company. Our nomination committee is responsible for evaluating and recommending candidates as directors of the Company as well as the current board of directors. A copy of our audit nomination charter is filed as Exhibit 99.1 with our 2014 Form 10-Q on August 14, 2013.

Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, officers and persons who beneficially owned more than ten percent of the Company's common stock to file reports of ownership and changes in ownership of common stock.

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company during the fiscal years 2013 and 2012, Sidney Chan, and after their appointment to the board in 2012, Dr. Alfonso Salas, Kenneth Robulak and William Smith and after his appointment to the board in 2014, Peter Stafford, have filed all Form 3s and 4s required by law.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us during the last three fiscal years for our officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named executive officers.

The following table sets forth information with respect to compensation paid by the Company to officers and directors during the three most recent fiscal years.

Summary Compensation Table
Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non-Equity Incentive Plan (US$)	Non-qualified Deferred Earnings (US$)	All Other (US$)	Total (US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Sidney Chan [1][2]	2013	180,000	0	0	0	0	0	9,600	189,600
Chairman, CEO & CFO	2012	180,000	0	0	0	0	0	9,600	189,600
	2011	180,000	0	0	0	0	0	9,600	189,600

Lawrence Weinstein [3]	2013	156,000	0	0	0	0	0	0	156,000
President & COO	2012	156,000	0	0	0	0	0	0	156,000
(resigned 5/18/14)	2011	156,000	0	0	0	0	0	0	156,000

Kenneth Robulak [4]	2013	0	0	0	0	0	0	0	0
	2012	0	0	0	0	0	0	0	0

Dr. Alfonso Salas [4]	2013	0	0	0	0	0	0	0	0
	2012	0	0	0	0	0	0	0	0

Bill Smith [5][6]	2013	126,000	0	0	0	0	0	0	126,000
President	2012	0	0	0	0	0	0	0	0

Dr. Jaroslav Tichy [7][8]	2013	30,000	0	0	0	0	0	0	30,000
VP of Technology	2012	60,000	0	0	0	0	0	0	60,000
(resigned 8/22/12)	2011	60,000	0	0	0	0	0	0	60,000

[1]	All other compensation includes automobile allowance.

[2]
Salaries and other annual compensation for fiscal 2012, 2011 and 2010 totaling $189,600 respectively remain have accrued against the line of credit payable provided by Mr. Chan to the Company. Options granted to acquire shares of common stock of the Company to Mr. Chan and his spouse for providing operating lines of credit to the Company are not included in the table above.

[3]	On July 1, 2010, Mr. Weinstein was appointed as President, Chief Operating Officer and Director of the Company.

[4]	Elected to the Board of Directors on August 21, 2012

[5]
Elected to the Board of Directors on December 28, 2012. From February 15, 2012 to January 31, 2013, Mr. Smith was Managing Director of the Healthcare Division at National Strategies LLC which was engaged by the Company to provide monthly consulting services. The Company paid $125,000 of fees during 2012. Effective February 1, 2013, the Company engaged Argos Advisors LLC for consulting services, which is a private company controlled by Mr. Smith. Pursuant to the agreement, Mr. Smith has been designated as Director of Commercial Strategy and External Affairs of the Company.

[6]	Appointed as President on May 19, 2014

[7]	Resigned as VP Technology and Member of the Board of Directors on August 22, 2012. Subsequently Mr. Tichy was retained as a consultant of the Company earning $5,000 per month until June 30, 2013.

[8]	At December 31, 2013, salaries and other annual compensation for $50,000 remain unpaid and are included in accounts payable.

Outstanding Equity Awards at October 14, 2014
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units that have not vested
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Sidney Chan	20,000,000 35,750,000 64,250,000 110,000,100	0 0 0 0	0 0 0 0	$0.03 $0.03 $0.03 $0.03	2015/03/07 2016/03/06 2017/12/28 2019/04/01	0 0 0 0	0 0 0 0
Dr. Alfonso Salas	0	0	0	0	0	0	0
Kenneth Robulak	100,000 250,000 1,000,000	0 0 0	0 0 0	$0.03 $0.03 $0.03	2016/05/24 2017/08/16 2019/07/25	0 0	0 0
William Smith	1,500,000	0	0	$0.03	2019/04/18	0	0
Mr. Peter Stafford	500,000	0	0	$0.03	2019/08/01	0	0

Mr. Sidney Chan

On March 7, 2010, the Company granted Ms. Christine Kan, wife of Sidney Chan, the option to acquire 10,000,000 shares of common stock at an exercise price of $0.10 per share for a term of five years as consideration for providing a $1,000,000 line of credit to the Company.

On January 3, 2011, Ms. Christine Kan increased the borrowing limit on the line of credit provided to the Company from $1,000,000 to $2,000,000. In exchange for providing the increased borrowing limit, the Company granted Ms. Kan an additional option and modified the terms of an existing option previously granted. The Company modified the terms of the option granted on March 7, 2010 as follows:

-	Increased the option to acquire to the number of shares of common stock from 10,000,000 shares to 20,000,000 shares; and
-	Reduced the exercise price of the option granted from $0.10 per share of common stock to $0.05 per share of common stock.

The Company granted Ms. Kan the option to acquire an additional 20,000,000 shares of common stock of the Company at an exercise price of $0.05 per share until November 29, 2015.

On August 15, 2012, Christine Kan, wife of the Chairman, exercised her option to acquire 20,000,000 shares of common stock of the Company at a price of $0.05 per share.

On March 6, 2011, Mr. Chan was granted the option to acquire 20,000,000 shares of common stock of the Company, at an exercise price of $0.125 per share. For each dollar, the Company borrowed on the line of credit made available by Mr. Chan, eight stock options would become exercisable. The stock options expire March 5, 2016. On June 27, 2012, the option granted to the Chairman on March 6, 2011 was modified as follows:

i.	The option to acquire 20,000,000 shares of common stock became immediately vested

ii.	The exercise price to acquire the aforementioned shares of common stock was reduced from $0.125 per share to $0.07 per share and subsequently reduced to $0.05 per share on December 28, 2012

Also On June 27, 2012, the Company granted Mr. Chan an additional option to acquire 15,750,000 shares of common stock at an exercise price of $0.07 per share, expiry date on March 6, 2016. On December 28, 2012, this option was modified to reduce the exercise price to $0.05 per share.

On December 28, 2012, the Company granted Mr. Chan the following options:

i.	to acquire 14,250,000 shares of common stock of the Company at an exercise price of $0.05 per share for a term of five years.
ii.	to acquire 50,000,000 shares of common stock of the Company at an exercise price of $0.03 per share for a term of five years.

On April 1, 2014, the Company agreed to the following in exchange for amending the borrowing limit on its line of credit with the Chairman, increasing it from $4,000,000 to $5,500,000:

i.	granted the option to acquire 83,333,400 shares of common stock of the Company at a price of $0.03 per share for a term of five years,
ii.	modified the exercise price of the options to acquire 35,750,000 shares of common stock of the Company, granted June 2012, from $0.05 per share to $0.03 per share,
iii.	modified the exercise price of the options to acquire 14,250,000 shares of common stock of the Company, granted December 2012, from $0.05 per share to $0.03 per share,
iv.	modified the exercise price of the options granted January 2011 to the spouse of the Chairman, to acquire 20,000,000 shares of common stock of the Company from $0.05 per share to $0.03 per share, and
v.	granted the option to the spouse of the Chairman to acquire 26,666,700 shares of common stock of the Company at an exercise price of $0.03 per share for a term of five years.

Dr. Alfonso Salas

On August 21, 2012, Dr. Salas was granted an option to acquire 250,000 shares of common stock of the Company at an exercise price of $0.07 per share, for five years. On December 28, 2012, the exercise price for the option granted August 21, 2012 was re-priced from $0.07 to $0.05 per share. On April 1, 2014, the options granted to Dr. Salas to acquire 250,000 shares of common stock of the Company at an exercise price of $0.05 per share was modified to reduce the exercise price to $0.03 per share.

On July 25, 2014, Dr. Salas was granted the option to acquire 1,000,000 shares of common stock of the Company at an exercise price of $0.03 per share for a term of five years.

On August 15, 2014, Dr. Salas exercised his option to acquire 1,250,000 shares of common stock of the Company at an exercise price of $0.03.

Mr. Kenneth Robulak

On May 23, 2011, Mr. Robulak was granted the option to acquire 100,000 shares of common stock at an exercise price of $0.20 per share. On June 27, 2012, the exercise price for the option granted on May 23, 2011 was reduced to $0.07 per share.

On August 21, 2012, Mr. Robulak was granted an option to acquire 250,000 shares of common stock at an exercise price of $0.07 per share for five years. On December 28, 2012, the exercise price for the previously granted options to acquire 350,000 shares of common stock was reduced from $0.07 per share to $0.05 per share. On April 1, 2014, the options granted to Mr. Robulak to acquire 350,000 shares of common stock of the Company at an exercise price of $0.05 per share was modified to reduce the exercise price to $0.03 per share.

On July 25, 2014, Mr. Robulak was granted the option to acquire 1,000,000 shares of common stock of the Company at an exercise price of $0.03 per share for a term of five years.

Mr. Bill Smith

On December 28, 2012, Mr. Smith was granted the option to purchase 2,500,000 shares of common stock at an exercise price of $0.03 per share for a term of five years. Mr. Smith exercised his option to acquire 2,500,000 shares on December 31, 2012.

On April 18, 2014, the Company granted Mr. Smith the option to purchase 1,500,000 shares of common stock at a price of $0.03 per share for a term of five years, exercisable at the time Mr. Smith assumed the office of President of the Company. On May 19, 2014, Mr. Smith was appointed as President of the Company.

Mr. Peter Stafford

On August 1, 2014, Mr. Stafford was granted the option to acquire 500,000 shares of common stock of the Company at an exercise price of $0.03 per share for a term of five years.

Option Exercises and Stock Vested for the year ended December 31, 2013
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)
(a)	(b)	(c)	(d)	(e)
Sidney Chan	0	0	0	0
Lawrence Weinstein (resigned)	0	0	0	0
Dr. Alfonso Salas	0	0	0	0
Kenneth Robulak	0	0	0	0
William Smith	0	0	0	0

The Company does not have any long-term incentive plans. The Company has contractual compensation arrangements with the following individuals:

Sidney Chan	$180,000
William Smith	$180,000
Dr. Alfonso Salas	$0
Kenneth Robulak	$0
Peter Stafford	$0

The contracts are automatically renewed annually and may be terminated by the Company at any time, effective thirty or sixty days after delivery of notice, without any further compensation.

The terms of Mr. Chan's contract provides for monthly consulting fees of $15,000 per month and vehicle allowance of $800 per month as Chief Executive Officer of the Company. The contract also provides for a commission of 1% of net sales during the term of the agreement. The initial term of the contract is for one year and automatically renews for continuous one year terms.

In addition, if more than 50% of the Company's stock or assets are sold, Mr. Chan will be compensated for entering into non-compete agreements based on the selling price of the Company or its assets as follows:

2% of sales price up to $24,999,999 plus
3% of sales price between $25,000,000 and $49,999,999 plus
4% of sales price between $50,000,000 and $199,999,999 plus
5% of sales price in excess of $200,000,000

Any other amounts distributed to each key employee are to be determined by the Board of Directors.

The private company controlled by Mr. Smith entered into a consulting agreement with the Company that provides for monthly consulting fees of $15,000 per month and home office allowance of $500 per month. The term of the contract is for one year and automatically renews for continuous one year terms.

Compensation of Directors

The Board of Directors consist five members, Mr. Sidney Chan, Mr. William Smith, Mr. Kenneth James Robulak, Dr. Alfonso Salas, and Mr. Peter Stafford. Mr. Kenneth Robulak, Dr. Alfonso Salas and Mr. Peter Stafford are independent directors.

The Company's Board of Directors unanimously resolved that members receive no cash compensation for their services; however, they are reimbursed for travel expenses incurred in serving on the Board of Directors. Independent directors are compensated from time to time through the grant of options to purchase shares of common stock of the Company. Directors whom are also Officers or consultants of the Company are compensated for those positions as disclosed under Executive Compensation for those positions.

No additional amounts are payable to the members of the Company's Board of Directors for committee participation or special assignments.

Compensation for the Directors for the year ended December 31, 2013 was as follows:

Name	Fees Earned or Paid in Cash (US$)	Stock Awards (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation (US$)	Nonqualified Deferred Compensation Earnings (US$)	All Other Compensation (US$)	Total (US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Sidney Chan	0	0	0	0	0	0	0
Lawrence Weinstein (resigned)	0	0	0	0	0	0	0
Dr. Alfonso Salas	0	0	0	0	0	0	0
Kenneth Robulak	0	0	0	0	0	0	0
Mr. William Smith	0	0	0	0	0	0	0

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he/she acted in good faith and in a manner he/she reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he/she is to be indemnified, we must indemnify him/her against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, as amended, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

All transactions with related parties were incurred in the normal course of operations and measured at the exchange amount, which is the amount of consideration and agreed upon by the transaction parties.

Period Ended October 14, 2014

On April 1, 2014 the Company entered into an amending agreement with Mr. Sidney Chan, the Chairman of the Board of Directors and Chief Executive Officer of the Company, whereby Mr. Chan increased the borrowing limit of the line of credit he has provided to the Company from $4,000,000 to $5,500,000. All other terms and conditions of the amended credit agreement remain in force and unaltered. Mr. Chan and the Company had previously entered into an agreement on March 6, 2011, which was subsequently amended by further agreements dated October 24, 2011 and June 15, 2012 and December 28, 2012 whereby Mr. Chan agreed to make available to the Company a credit line equal to $4,000,000 for the Company's corporate purposes. Under the terms of the arrangement, the amount borrowed by the Company bears simple interest at a rate of 1% per month. The amount borrowed is secured by a general security agreement over the assets of the Company and is due on demand.

In exchange for increasing the borrowing limit on the line of credit, the Company agreed to:
i.	grant Mr. Chan the option to acquire 83,333,400 shares of common stock of the Company at a price of $0.03 per share for a term of five years,
ii.	modify the exercise price of Mr. Chan's option to acquire 35,750,000 shares of common stock of the Company, granted June 2012, from $0.05 per share to $0.03 per share,
iii.	modify the exercise price of Mr. Chan's option to acquire 14,250,000 shares of common stock of the Company, granted December 2012, from $0.05 per share to $0.03 per share,
iv.
modify the exercise price of the option granted January 2011 to the spouse of Mr Chan (Ms. Kan), to acquire 20,000,000 shares of common stock of the Company from $0.05 per share to $0.03 per share, and

v.	grant Ms. Kan the option to acquire 26,666,700 shares of common stock of the Company at an exercise price of $0.03 per share for a term of five years.

On April 11, 2014, the Company received notice of resignation effective May 18, 2014 from Mr. Lawrence Weinstein for the positions of President and Chief Operating Officer. On April 17, 2014, the Company received notice of resignation effective May 18, 2014 from Mr. Lawrence Weinstein for his position as a member of the Board of Directors of the Company. On May 18, 2014, Mr. Lawrence Weinstein resigned from the positions of President, Chief Operating Officer and member of the Board of Directors of the Company.

On April 18, 2014, the Board of Directors appointed Mr. Bill Smith to assume the position of President effective May 19, 2014. Upon assuming the office of President of the Company, Mr. Smith will be paid $15,000 per month. In conjunction with the appointment, the Company granted Mr. Smith the option to purchase 1,500,000 shares of common stock at a price of $0.03 per share for a term of five years. On May 19, 2014, Mr. Smith assumed the position of President of the Company.

On July 25, 2014, the Company granted the option to acquire 2,000,000 shares of common stock at a price of $0.03 per share for a term of five years as follows to two members of the Board of Directors of the Company:

Option Holder	Shares under Option
Mr. Kenneth Robulak	1,000,000
Dr. Alfonso Salas	1,000,000

On August 1, 2014, Mr. Peter Stafford, QC, was appointed to the Board of Directors of the Company. Mr. Stafford was granted the option to acquire 500,000 shares of common stock at a price of $0.03 per share for a term of five years at the time he was appointed to the Board of Directors.

Year Ended December 31, 2013

On February 1, 2013, we entered into a consulting agreement with Argos Advisors LLC which designated Mr. William Smith as Director, Commercial Strategy and External Affairs. Argos Advisors LLC is a private company controlled by Mr. Smith.

During the 2013 fiscal year, the Company borrowed $1,426,404 from the available lines of credit provided by Mr. Sidney Chan and Ms. Christine Kan and incurred interest of $884,265 on outstanding promissory notes payable and lines of credit to Sidney Chan, Christine Kan and their relatives.

Year Ended December 31, 2012

On June 27, 2012, the option granted to the Chairman on March 6, 2011 was modified as follows:

i.	The option to acquire 20,000,000 shares of common stock became immediately vested
ii.	The exercise price to acquire the aforementioned shares of common stock was reduced from $0.125 per share to $0.07 per share and subsequently reduced to $0.05 per share on December 28, 2012

Also On June 27, 2012, the Company granted Mr. Chan an additional option to acquire 15,750,000 shares of common stock at an exercise price of $0.07 per share, expiry date on March 6, 2016. On December 28, 2012, this option was modified to reduce the exercise price to $0.05 per share.

On June 27, 2012, the option granted May 4, 2011 to Mr. Weinstein was modified to reduce the exercise price from $0.20 per share to $0.07 per share. This option was subsequently modified on December 28, 2012 to reduce the exercise price to $0.05 per share.

On August 21, 2012, Ms. Kan exercised her option to acquire 20,000,000 shares of common stock at $0.05 per share in consideration of her forgiveness of an outstanding debt owed by the Company to her in the amount of $1,000,000.

On August 21, 2012, Mr. Kenneth Robulak and Dr. Alfonso Salas were elected as Directors of the Company pursuant a written resolution from the holders of the majority of the shares of common stock of the Company. On August 21, 2012, Mr. Robulak & Dr. Alfonso Salas were each granted the option to acquire 250,000 shares of common stock at an exercise price of $0.07 per share for five years.

On December 28, 2012, the Company granted Sidney Chan the option to acquire 14,250,000 shares of common stock at an exercise price of $0.05 per share, with a term of five years.

On December 28, 2012, Mr. Weinstein was granted the option to purchase 1,000,000 shares of common stock of the Company at an exercise price of $0.03 per share for a term of five years.

On December 28, 2012, the Board of Directors approved a proposal from Mr. Sidney Chan, the Company's Chairman, whereby he will increase the borrowing limit under his existing line of credit with the Company from $2,500,000 to $4,000,000. Pursuant to the proposal, as approved by the Board, the Company granted Mr. Chan the option to purchase 50,000,000 shares of common stock at an exercise price of $0.03 per share, expiring on December 28, 2017 upon execution of the amendment to his credit agreement. The amended credit agreement was completed on January 29, 2013.

On December 28, 2012, Mr. Smith was granted the option to purchase 2,500,000 shares of common stock at an exercise price of $0.03 per share for a term of five years. Mr. Smith exercised his option to acquire 2,500,000 shares on December 31, 2012.

During the 2012 fiscal year, the Company borrowed $1,529,974 from the available lines of credit provided by Mr. Sidney Chan and Ms. Christine Kan and incurred interest of $712,958 on outstanding promissory notes payable and lines of credit to Sidney Chan, Christine Kan and their relatives.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this report, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The stockholder listed below has direct ownership of his/her shares and possesses sole voting and dispositive power with respect to the shares.

Name of Beneficial Owner	Direct Amount of Beneficial Owner		Position	Percent of Class
Sidney Chan	118,498,482	[1]	Chairman, Chief Executive Officer, Chief Financial Officer and member of the Board of Directors	48.91%

William Smith	2,500,000	[2]	President and member of the Board of Directors	1.03%

Dr. Alfonso Salas	1,557,738		Member of the Board of Directors	0.64%

Kenneth Robulak	1,190,000	[3]	Member of the Board of Directors	0.49%

Peter Stafford	500,000	[4]	Member of the Board of Directors	0.21%

All Officers and Directors as a group (5 people)	124,246,220			51.28%

[1]
14,845,000 shares are held in the name of Sidney Chan, 500,000 shares are held in the name of KRS Retraction Limited, and, 103,153,482 shares are owned by Christine Kan, Mr. Chan's wife. Mr. Chan and his wife also hold the option to acquire 230,000,100 shares of common stock.

[2]	Mr. Smith also holds the option to acquire 1,500,000 shares of common stock.
[3]	Mr. Robulak also holds the option to acquire 350,000 shares of common stock.
[4]	Mr. Stafford also holds the option to acquire 500,000 shares of common stock.

AUDIT COMMITTEE REPORT

From January 1, 2013 to December 31, 2013, the Audit Committee was composed of three of the five members of the Board of Directors. The audit committee met 2 time in the fiscal year ended December 31, 2013 and provided written recommendation to the Board of Directors to approve filing the Company's three quarterly reports and approve filing the Company's annual report. Each member of the Audit Committee was present for the two meetings. The board of directors met 3 times in the fiscal year ended December 31, 2013. Each member of the board of directors attended all of the meetings.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(1)    Audit Fees

The aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the Company's audit of annual consolidated financial statements and review of consolidated financial statements included in the Company's Form 10-Qs or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years was:

2013	$23,000	DMCL LLP
2012	$26,000	Anton & Chia LLP

(2)    Audit-Related Fees

The aggregate fees billed in each of the last two fiscal years for assurance and related services by the principal accountants that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported in the preceding paragraph:

2013	$12,000	DMCL LLP
2012	$14,000	Anton & Chia LLP

(3)    Tax Fees

The aggregate fees billed in each of the last two fiscal years for professional services rendered by the principal accountant for tax compliance, tax advice, and tax planning was:

2013	$7,400	DMCL LLP
2012	$0	Anton & Chia LLP

(4)    All Other Fees

The aggregate fees billed in each of the last two fiscal years for the products and services provided by the principal accountant, other than the services reported in paragraphs (1), (2), and (3) was:

2013	$0	DMCL LLP
2012	$0	Anton & Chia LLP

(5)    The Company's audit committee's pre-approval policies and procedures described in paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X were that the audit committee pre-approve all accounting related activities prior to the performance of any services by any accountant or auditor.

(6)    The percentage of hours expended on the principal accountant's engagement to audit the Company's consolidated financial statements for the most recent fiscal year that were attributed to work performed by persons other than the principal accountant's full time, permanent employees was 0%.

By Order of the Board of Directors

SIDNEY CHAN
Sidney Chan
Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer